Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2014 First Quarter Results

Sales decrease 1% to $291 million; Net loss narrows to $0.26 per share

WALNUT CREEK, Calif.--(BUSINESS WIRE)--February 4, 2014--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal first quarter ended December 28, 2013.

The Company reported first quarter net sales of $290.5 million, compared with $292.5 million in the first quarter of the prior year. The Company’s first quarter operating loss improved to $8.4 million compared to an operating loss of $13.1 million in the first quarter of 2013, reflecting improved gross margins and lower SG&A expense as a percent of sales. The net loss for the quarter was $12.7 million, or $0.26 per fully diluted share, compared to a net loss of $15.3 million, or $0.32 per fully diluted share in the year-ago period. The Company historically has reported a loss in its fiscal first quarter given the seasonal nature of the lawn and garden category.

“Our first quarter showed some improvement. Our focus on the customer and operational and financial fundamentals is beginning to yield results. I am pleased we are starting to see improved performance from the changes we are making,” said John Ranelli, President & CEO of Central Garden & Pet. Ranelli continued, “Although we are encouraged by our progress, there is still much work to be done to get the business consistently operating as it should. I am optimistic about the Company’s future and our ability to deliver improved returns to our shareholders and the highest level of service and innovative products to our customers.”

Quarter 2014 Details

Net sales for the Garden segment increased $8.6 million, or nine percent, from the same period a year ago to $105.9 million, due primarily to higher seasonal décor, wild bird feed, and professional fertilizer revenues. The Garden segment’s branded product sales were $92.8 million and sales of other manufacturers’ products were $13.1 million. Historically, first quarter revenues for the Garden segment have been the lowest of any quarter of the year due to the seasonality of the lawn and garden market. In the first quarter, the Garden segment’s operating margin improved 290 basis points, due in large part to higher profitability in the segment’s seasonal décor and wild bird feed businesses. The Garden segment’s operating loss in the quarter was $6.2 million, compared to an operating loss of $8.5 million in the first quarter of 2013.

First quarter net sales for the Pet segment declined $10.6 million, or five percent, from the same period a year ago to $184.6 million, due in part to lower sales of wild bird feed and aquatics products. The Pet segment’s branded product sales were $140.5 million and sales of other manufacturers’ products were $44.1 million. The Pet segment’s operating margin increased 260 basis points, due in part to improved results in its dog & cat businesses. The Pet segment’s operating income was $14.4 million compared to $10.2 million in the prior-year period.

At December 28, 2013, the Company’s cash and short-term investments balance was $30.9 million. Net interest expense was $12.2 million for the quarter compared to $10.3 million in the prior-year period. The increase was due primarily to a non-cash charge of $1.7 million for unamortized deferred financing costs related to the previous revolving credit facility which was replaced on December 5, 2013. Depreciation and amortization expense was $8.3 million in the first quarter of 2014, compared with $8.0 million in the prior-year period. The Company’s effective tax rate for the first quarter of 2014 was 38 percent on its operating loss, compared with 37 percent in the prior-year period.

Total debt at December 28, 2013 was $449.5 million compared to $450.8 million at December 29, 2012. As of December 28, 2013, there were no borrowings outstanding on the Company’s senior secured asset-based revolving credit facility. The Company was in compliance with all debt covenants at the end of the first quarter.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its first quarter 2014 results. The conference call will be accessible through the investor relations section of Central’s website, http://www.central.com.

Alternatively, to listen to the call by telephone, dial (480) 629-9819 and enter pass code 4662074. A replay of the call will be available for three weeks by dialing (303) 590-3030 (domestic and international) and entering pass code 4662074.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

Amdro, Aqueon, Avo-Derm, Ironite, Matthews Four Seasons, New England Pottery, Norcal, Oceanic, Pinnacle, and Zilla are trademarks of Central Garden & Pet Company. Zodiac is a registered trademark of Wellmark International. Over-N-Out is a registered trademark of Tech Pac, L.L.C. Kaytee is a registered trademark of Kaytee Products, Incorporated. Super Pet and Critter Trail are registered trademarks of Pets International, Ltd. T.F.H. and Nylabone are registered trademarks of T.F.H. Publications, Inc. Four Paws is a registered trademark of Four Paws Products, Ltd. Pennington, Smart Seed, and The Rebels are registered trademarks of Pennington Seed, Inc. Farnam, Horse Health, Red Cell, and Vita Flex are trademarks of Farnam Companies, Inc. Sevin is a registered trademark of Tessenderlo Kerley, Inc. All other trademarks are property of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and lower borrowing costs, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  disruptions in the Company’s business; and increased costs and expenses associated with the Company’s change initiatives;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  implementation of a new enterprise resource planning information technology system.

These risks and others are described in Central’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) Unaudited

	December 28,	December 29,	September 28,
ASSETS	2013	2012	2013
Current assets:
Cash and cash equivalents	$16,711	$12,591	$15,156
Short term investments	14,220	17,820	17,820
Accounts receivable (less allowance for doubtful accounts of $20,547, $18,555 and $21,158)	143,105	150,767	194,260
Inventories	427,439	397,725	391,934
Prepaid expenses and other	69,100	66,629	53,484
Total current assets	670,575	645,532	672,654

Land, buildings, improvements and equipment—net	187,138	192,486	188,913
Goodwill	205,756	210,223	205,756
Other intangible assets—net	78,856	77,790	79,868
Deferred income taxes and other assets	13,643	20,041	13,969
Total	$1,155,968	$1,146,072	$1,161,160

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$120,548	$130,484	$103,569
Accrued expenses	88,512	83,580	78,618
Current portion of long-term debt	73	309	142
Total current liabilities	209,133	214,373	182,329

Long-term debt	449,465	450,446	472,445
Other long-term obligations	38,867	30,968	36,362

Equity:
Common stock, $.01 par value: 12,246,751, 12,247,359 and 12,246,751 shares outstanding at December 28, 2013, December 29, 2012 and September 28, 2013	122	122	122
Class A common stock, $.01 par value: 35,423,560, 34,765,783 and 35,291,001 shares outstanding at December 28, 2013, December 29, 2012 and September 28, 2013	354	347	353
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	390,991	383,615	389,153
Accumulated earnings	64,884	64,449	77,592
Accumulated other comprehensive income	1,527	1,497	1,442
Total Central Garden & Pet Company shareholders’ equity	457,894	450,046	468,678
Noncontrolling interest	609	239	1,346
Total equity	458,503	450,285	470,024
Total	$1,155,968	$1,146,072	$1,161,160

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended
	December 28, 2013	December 29, 2012
Net sales	$290,521	$292,497
Cost of goods sold and occupancy	210,780	215,538
Gross profit	79,741	76,959
Selling, general and administrative expenses	88,096	90,053
Loss from operations	(8,355)	(13,094)
Interest expense	(12,217)	(10,315)
Interest income	13	65
Other expense	(168)	(981)
Loss before income taxes and noncontrolling interest	(20,727)	(24,325)
Income tax benefit	(7,915)	(8,978)
Loss including noncontrolling interest	(12,812)	(15,347)
Net loss attributable to noncontrolling interest	(104)	(78)
Net loss attributable to Central Garden & Pet Company	$(12,708)	$(15,269)

Net loss per share attributable to Central Garden & Pet Company:
Basic and diluted	$(0.26)	$(0.32)

Weighted average shares used in the computation of net loss per share:
Basic and diluted	48,368	47,871

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications